Exhibit 99.1

Del Monte Foods Company P.O. Box 193575 San Francisco, CA 94119-3575	NEWS RELEASE

DEL MONTE FOODS COMPANY REPURCHASES
APPROXIMATELY 12 MILLION SHARES OF COMMON STOCK
PURSUANT TO ACCELERATED STOCK BUYBACK ARRANGEMENT

SAN FRANCISCO, June 30, 2005- Del Monte Foods Company (NYSE: DLM) today announced that the Company has purchased approximately 12 million shares of the Company’s common stock from Goldman Sachs International in a private transaction in connection with an accelerated stock buyback (ASB) arrangement. The shares were repurchased for an upfront payment of approximately $125 million or $10.42 per share, subject to a price adjustment provision and excluding commission. The upfront payment was funded with the Company’s cash balances. On June 23, 2005, the Company had announced a stock repurchase program of up to $125 million of the Company’s common stock.

“We are pleased to have executed on the stock repurchase program we announced last week,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “Repurchasing shares is consistent with our confidence in Del Monte’s long-term growth prospects. As we evaluated our alternatives, we concluded that an accelerated stock buyback program was an effective avenue to return value to shareholders.”

The ASB has enabled Del Monte to purchase the shares immediately and Goldman Sachs is expected to purchase an equivalent amount of shares in the open-market over time. The program is expected to be completed within sixteen months. At the end of the program, the Company will receive or pay a price adjustment generally based on the volume weighted average price of shares traded during the purchase period. Approximately half of the shares purchased in connection with the ASB are subject to a collar, a contract that sets a minimum and maximum price for purposes of calculating the price adjustment. Goldman Sachs has agreed that its purchases of the Company’s common stock in the open market in connection with the ASB will be accomplished in accordance with the Rule 10b-18 volume and timing guidelines applicable to the Company.

The repurchased shares will be held in treasury.

Del Monte Foods
 Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ’n Bits®, Pup-Peroni®, Snausages®, and NawSomes! ®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company, visit the Company’s Web site at www.delmonte.com.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve certain inherent risks and uncertainties and the Company cautions you that a number of important factors or events could cause the actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the future purchases of Del Monte common stock by Goldman Sachs International, the Company’s financial and other settlement obligations to Goldman Sachs International and the timing of the expected completion of the purchases. Factors that could affect the ASB include changes in the market price of Del Monte common stock; the occurrence of certain events specified in the ASB that could give rise to a right to terminate the ASB early and to changes in the respective settlement obligations of each the Company and Goldman Sachs International.

CONTACTS:

Media	Analysts
Melissa Murphy	Jennifer Garrison
Del Monte Foods	Del Monte Foods
(412) 222-8713	(415) 247-3382

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